Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS FIRST QUARTER RESULTS

St. Peters, MO, April 23, 2009 – MEMC Electronic Materials, Inc. (NYSE:WFR) today reported financial results for the first quarter ended March 31, 2009.

Summary of first quarter results:

•	Net sales of $214.0 million
•	Gross profit of $19.7 million (9.2% of net sales)
•	Earnings of $0.01 per share
•	Cash and investment balances of $1.3 billion

The company reported first quarter 2009 net sales of $214.0 million, which represents a decrease of 49.7% from fourth quarter 2008 net sales of $425.7 million, and a decrease of 57.3% from first quarter 2008 net sales of $501.4 million. The sequential decrease in sales was primarily the result of lower wafer volumes for both semiconductor and solar applications and lower prices associated with semiconductor and solar products.

Gross profit in the quarter was $19.7 million, or 9.2% of net sales, compared to $193.0 million, or 45.3% of net sales, in the 2008 fourth quarter and $259.3 million, or 51.7% of net sales, in the 2008 first quarter. The sequential decline in gross profit was primarily the result of lower product volumes, significant underutilization charges associated with abnormally low factory utilization rates and lower pricing for semiconductor and solar products.

The company reported an operating loss during the quarter of $26.4 million, which compares to operating income of $164.8 million in the 2008 fourth quarter and $218.4 million in the 2008 first quarter. First quarter 2009 operating expenses, which include charges of $6.7 million relating to the previously announced layoffs in three of the company’s manufacturing facilities, were $46.1 million, or 21.5% of sales, compared to $28.2 million, or 6.6% of sales, in the 2008 fourth quarter, and $40.9 million, or 8.2% of sales, in the 2008 first quarter. Fourth quarter 2008 operating expenses included a benefit of $15.5 million relating to the forfeiture of stock options previously disclosed.

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MEMC ELECTRONIC MATERIALS

Net income for the first quarter, including a tax benefit of $18.9 million, was $2.0 million, or $0.01 per share, and includes a $0.1 million charge relating to the decrease in the value of the Suntech warrants. In previous quarters the company presented non-GAAP EPS figures which adjusted GAAP EPS figures for the company’s estimated cash tax rate. Due to the company’s belief that normalized GAAP tax rates will more closely approximate cash tax rates in the future, and therefore that GAAP and non-GAAP figures will be essentially the same, the company no longer intends to provide separate non-GAAP figures related to tax matters.

During the first quarter, the company consumed operating cash of $14.6 million, compared to operating cash flow generated of $123.0 million in the 2008 fourth quarter. Capital expenditures for the first quarter totaled $53.2 million, or 24.9% of sales. Free cash (operating cash flow minus capital expenditures) consumed was $67.8 million. MEMC ended the first quarter with cash and investments of $1.3 billion, and does not maintain any significant debt.

“Our first quarter results reflect a continuation of what has been an unprecedented reduction in demand in the semiconductor and solar industries," said Ahmad Chatila, MEMC’s President and Chief Executive Officer. “The weak end demand for semiconductor and electronic products, as well as continued inventory reduction efforts by our customers, resulted in our semiconductor wafer factories running at abnormally low levels in the first quarter, creating a significant drag on our financial results.”

"Since my appointment as CEO on March 2, I have been assessing the company’s global operations and meeting personally with many current and prospective customers and suppliers as well as hundreds of MEMC employees around the world. Feedback from many of our customers regarding our products and capabilities has been very positive. MEMC has some of the best R&D capabilities and product and patent portfolios in the business.”

“While MEMC has been very efficient and profitable for a number of years, there continue to be a great deal of cost savings opportunities available to the company. In the near-term, we have taken the unfortunate but necessary step of reducing staffing levels to better align with anticipated steady-state levels of demand in the semiconductor industry. Once completed, this will provide annualized cost savings to the company of approximately $30 million, beginning in the third quarter. During the first quarter we also began to introduce our customers to our new facility in Ipoh, Malaysia. This facility will provide our customers with some of the industry’s most advanced production capabilities while also allowing MEMC to reduce costs over the intermediate and longer-term.”

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MEMC ELECTRONIC MATERIALS

“MEMC’s strong financial position with $1.3 billion in cash and investments and essentially no debt enables us to provide our team with the technology, resources, and support needed to strengthen our competitive position for the long term. As I continue to assess our strengths and weaknesses from a fresh perspective, I will focus on additional opportunities to improve our cost structure, enhance our product portfolio and drive innovation and entrepreneurial thinking throughout the company,” concluded Chatila.

Second Quarter 2009 Outlook

Wafer demand for semiconductor applications, which showed significant weakness for most of the first quarter, has begun to show some signs of improvement in the early part of the second quarter, although still far below levels seen in the recent past. Wafer pricing for semiconductor and solar applications, however, remains weak, and factory utilization rates, while improving, remain below normal operating levels.

Due to limited demand visibility amid the current macroeconomic environment, the company is not providing a revenue or margin outlook at this time.

Other Events

The company has recently been engaged in negotiations with Conergy AG regarding a potential amendment to its 10-year wafer supply agreement with MEMC. The company announced today that, based on the current status of negotiations, it does not expect to enter into such an amendment and the company has advised Conergy that the contract remains in full force and effect.

Conference Call

MEMC will host a conference call today, April 23, 2009, at 5:00 p.m. ET to discuss the company’s first quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:00 p.m. ET on April 23, 2009, until 11:59 p.m. ET on April 30, 2009. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 997161. A replay will also be available until 11:59 p.m. ET on April 30, 2009 on the company’s web site at www.memc.com.

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MEMC ELECTRONIC MATERIALS

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past fifty years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor & Media Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including the company’s belief that belief that normalized GAAP tax rates will more closely approximate cash tax rates; that recent layoffs will provide annualized cost savings to the company of approximately $30 million; and the company’s expectations regarding the Conergy agreement. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for semiconductors and silicon wafers, as well as polysilicon; changes in the pricing environment for both silicon wafers and polysilicon; utilization of our manufacturing capacity and any charges we might incur to reduce manufacturing capacity or headcount; assumptions underlying management’s financial estimates; general economic conditions, including the ability of our customers to pay their debts as they become due; inventory levels of our customers; supply chain difficulties or problems; interruption of production; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; delays in capacity expansion; customer acceptance of our new products; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In millions, except per share data)

Unaudited

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008

Net sales	$214.0	$425.7	$501.4
Cost of goods sold	194.3	232.7	242.1
Gross profit	19.7	193.0	259.3

Operating expenses:
Marketing and administration	29.8	18.0	30.6
Research and development	9.6	10.2	10.3
Restructuring costs	6.7	—	—
Operating (loss) income	(26.4)	164.8	218.4

Nonoperating (income) expense:
Interest expense	0.3	0.4	0.3
Interest income	(11.7)	(11.1)	(12.8)
Decline in fair value of warrant	0.1	61.2	209.4
Other, net	2.6	9.7	1.5
Total nonoperating (income) expense	(8.7)	60.2	198.4
(Loss) income before income tax expense	(17.7)	104.6	20.0
Income tax (benefit) expense	(18.9)	35.4	60.7
Net income (loss)	1.2	69.2	(40.7)
Net loss (income) attributable to noncontrolling interests	0.8	1.1	(1.1)
Net income (loss) attributable to MEMC stockholders	$2.0	$70.3	$(41.8)

Basic income (loss) per share	$0.01	$0.31	$(0.18)
Diluted income (loss) per share	$0.01	$0.31	$(0.18)

Weighted-average shares used in computing basic income (loss) per share	223.6	224.5	228.5
Weighted-average shares used in computing diluted income (loss) per share	224.0	225.1	228.5

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)

Unaudited

	March 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$898.4	$988.3
Short-term investments	109.4	148.4
Accounts receivable, net	169.1	197.3
Inventories	118.3	81.3
Prepaid and other current assets	37.9	38.9
Total current assets	1,333.1	1,454.2

Investments	291.5	284.7
Property, plant and equipment, net	1,018.2	1,041.2
Deferred tax assets, net	75.7	69.7
Other assets	81.1	86.9
Total assets	$2,799.6	$2,936.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5.8	$6.1
Accounts payable	122.4	162.4
Accrued liabilities	45.1	67.5
Accrued wages and salaries	30.6	31.7
Customer deposits	150.0	187.0
Income taxes payable	18.1	17.9
Total current liabilities	372.0	472.6

Long-term debt, less current portion	24.3	26.1
Pension and post-employment liabilities	45.0	46.3
Deferred revenue	92.0	88.8
Other liabilities	186.2	186.1
Total liabilities	719.5	819.9

Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	2.3	2.3
Additional paid-in capital	434.7	425.6
Retained earnings	2,149.1	2,147.1
Accumulated other comprehensive loss	(86.7)	(55.6)
Treasury stock	(453.3)	(437.4)
Total MEMC stockholders' equity	2,046.1	2,082.0
Noncontrolling interests	34.0	34.8
Total stockholders' equity	2,080.1	2,116.8
Total liabilities and stockholders' equity	$2,799.6	$2,936.7

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

Unaudited

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008

Cash flows from operating activities:
Net income (loss)	$2.0	$70.3	$(41.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28.4	28.4	22.8
Stock-based compensation	9.2	(5.6)	12.6
Decline in fair value of warrant	0.1	61.2	209.4
Working capital and other	(54.3)	(31.3)	(5.8)
Net cash (used in) provided by operating activities	(14.6)	123.0	197.2

Cash flows from investing activities:
Proceeds from sales and maturities of investments	37.7	107.9	201.6
Purchases of investments	—	(68.4)	(177.6)
Capital expenditures	(53.2)	(60.9)	(81.9)
Other	0.1	—	—
Net cash used in investing activities	(15.4)	(21.4)	(57.9)

Cash flows from financing activities:
Net (repayments of) proceeds from customer deposits related to long-term supply agreements	(36.0)	—	17.5
Principal payments on long-term debt	—	(3.1)	—
Excess tax benefits from stock-based payment arrangements	—	—	6.5
Common stock repurchased	(15.8)	(35.5)	(78.6)
Proceeds from issuance of common stock	0.1	0.1	9.3
Net cash used in financing activities	(51.7)	(38.5)	(45.3)

Effect of exchange rate changes on cash and cash equivalents	(8.2)	(7.1)	26.4

Net (decrease) increase in cash and cash equivalents	(89.9)	56.0	120.4
Cash and cash equivalents at beginning of period	988.3	932.3	859.3
Cash and cash equivalents at end of period	$898.4	$988.3	$979.7